SECOND AMENDMENT TO THE
                CONAGRA, INC. DIRECTORS' UNFUNDED
                   DEFERRED COMPENSATION PLAN


     The ConAgra, Inc. Directors' Unfunded Deferred Compensation
Plan, is amended, as follows:

                            ARTICLE I

     Paragraph 4 is amended in its entirety to read, as follows:

          "4. Amounts deferred under the Plan together with accumulated interest, including interest accruing after the participant ceases to be a director, shall be distributed in twenty semiannual installments on January 1st and July 1st of each year after the year in which the participant in the Plan ceases to be a director, provided that if the participant dies prior to payment in full of all amounts due him under the Plan, the balance of the account shall be payable to his designated beneficiary. The beneficiary designation shall be revocable and shall be made in writing in a manner provided by ConAgra. In addition, after a participant ceases to be a director, upon his request, the Executive Committee of the Board at their sole discretion may authorize a different method of payment including a lump sum payment. If for any reason the Executive Committee of the Board determines it to be in the best interests of ConAgra or the participant to pay the participant in full including a determination that the participant upon termination becomes a proprietor, officer, partner, employee or otherwise becomes affiliated with any business that is in competition with ConAgra, ConAgra may make a payment in full to said participant when he ceases to be a director without his consent. Payment of the aggregate number of shares credited by book entry to a director's Stock Account shall be made in shares of Common Stock."














February 14, 1997